THRIVENT MUTUAL FUNDS

625 Fourth Avenue South

Minneapolis, Minnesota 55415

April 5, 2005

Bruce J. Nicholson, President

Thrivent Investment Management Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Dear Mr. Nicholson:

This letter is to confirm to you that Thrivent Mutual Funds (the “Trust”) has created seven new series of shares to be known as Thrivent Partner Small Cap Growth Fund, Thrivent Partner Mid Cap Value Fund, Thrivent Real Estate Securities Fund, Thrivent Aggressive Allocation Fund, Thrivent Moderately Aggressive Allocation Fund, Thrivent Moderate Allocation Fund, and Thrivent Moderately Conservative Allocation Fund, and that pursuant to Section 1 of the Administration Contract dated January 1, 2004, between the Trust and Thrivent Investment Management Inc. (the “Agreement”), the Trust desires to retain you to provide administrative management and services under the Agreement to each of the above-referenced Funds as a “Fund” covered by the Agreement for an annual fee equal to 0.02 percent (0.02%) of each Fund’s average daily net assets and under such other terms as provided for in the Agreement.

Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

THRIVENT MUTUAL FUNDS

By:	/s/ Pamela J. Moret
Pamela J. Moret, President

ACCEPTED AND AGREED TO:

THRIVENT INVESTMENT MANAGEMENT INC.

By:	/s/ Bruce J. Nicholson
Bruce J. Nicholson, President